                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Current Report on Form 8-K of BMC Software, Inc. of our report, dated April 10, 1997, on our audit of the financial statements of MAXM Systems, Inc. as of September 30, 1996 and for the year then ended, as included in the Current Report on Form 8-K/A for Boole & Babbage, Inc. dated April 22, 1997 (File No. 000-13258) as incorporated by reference in the annual report on Form 10-K of Boole & Babbage, Inc. for the year ended September 30, 1998, which report is incorporated by reference in this Current Report on Form 8-K.

                                     /s/ PricewaterhouseCoopers LLP

                                         PricewaterhouseCoopers LLP

McLean, Virginia
June 11, 1999